Exhibit 99.3

Dear Joey,

I hope this email finds you well. I am writing to submit my resignation from my position as Chief Financial Officer (CFO) at Yum China.

I truly value my time with Yum China and the opportunity to contribute to its growth and success over the past 5 years. It has been a rewarding experience working closely with such a talented and dedicated leadership team through the challenges posted by the pandemic and its aftermath. I am proud of the accomplishments we have achieved together and the company's strengthened financial position and performance. Yum China emerged from the pandemic more resilient and ready to accelerate growth.

However, after careful consideration and reflection, I have decided to resign from my CFO role for personal reasons. I will take this much-needed time to attend to important matters in my life.

Please consider this email as my notice of resignation in accordance with the terms of my employment contract, with the effective date to be determined by the Company. The trust and encouragement from you and the entire leadership team have been invaluable to me. I will do my upmost to ensure a smooth transition in accordance with the transition arrangements we have discussed.

I have confidence that Yum China will continue to succeed. Again, thank you for everything. I wish you, the Company and all my colleagues the best in their future endeavors.

Sincerely Yours,

Andy Yeung, CFA